EXHIBIT 99.1

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Election of Vito J. Consiglio as President and CEO;
Paul G. Boynton to Retire and Support Transition as Vice-Chair

JACKSONVILLE, Fla. – December 6, 2021 - Rayonier Advanced Materials Inc. (NYSE: RYAM) today announced that its Board of Directors elected Vito J. Consiglio to succeed Paul G. Boynton as President and Chief Executive Officer and Board member effective January 1, 2022.  Mr. Boynton, who has served as President and CEO since the Company’s spin-off in 2014, announced his decision to retire from the Company, and, as part of the leadership transition, he will assume the role of Vice Chair of the Board until the May 2022 Annual Meeting.

“In 2021, the Board of Directors commenced an extensive and well-planned search for a CEO candidate with the expertise and ability to effectively capitalize on the Company’s tremendous growth potential,” said Lisa Palumbo, Chair of the Board’s Nominating and Corporate Governance Committee.  “With his broad commercial expertise and operational acumen, Vito has a proven track record of driving strategic growth in the specialty materials sector. Given his strengths in areas of critical importance to RYAM, including strategy deployment, technical sales and innovation, we believe Vito is the ideal CEO to lead RYAM into its next chapter of growth and success.”

“I am honored to join RYAM and look forward to working with RYAM's talented employees to continue building value and driving growth for its stockholders, customers and employees,” Consiglio said. “Having previously been a customer of RYAM's, I understand the value proposition of its products and see the opportunity to grow demand for its bio-based solutions.  Rayonier Advanced Materials is uniquely positioned in this competitive marketplace with its strong assets, broad product portfolio, and unparalleled technical support. I look forward to joining and leading the company as we define our bright futures.”

Mr. Boynton plans to step down from his current executive duties in the new year after more than 10 years as CEO and Board member.  He will serve as Vice Chair of the Board until the May 2022 Annual Meeting to facilitate a smooth transition.  During the second half of 2022, Paul will support the Company as a consultant.

Board Chair De Lyle Bloomquist said, “On behalf of the full Board, I would like to thank Paul for more than 22 years of tireless service to the Company. He has been a phenomenal leader and has positioned the Company to be successful well into its new bio-future.  Paul provided the Board with early notice of his retirement plans and has been a valuable resource as the Board engaged in a thorough and thoughtful search to find the right successor. We appreciate Paul’s dedication to the Company and his continued support through the transition process.”

Boynton stated, “As the leading global producer of cellulose specialties with four biorefinery assets, RYAM is well-positioned to further leverage its potential by developing and producing bioenergy and biomaterials for a world demanding more sustainable products. Having served 10 years as CEO and two decades in executive leadership, I feel this is the right time for change.  I have been incredibly fortunate to work with an outstanding and dedicated RYAM team, and I want to offer my sincere thanks for their hard work and dedication, which has allowed us to achieve so much. I also want to thank our customers and Board of Directors for their on-going support.  I’m confident Vito will be an excellent leader for RYAM.  I look forward to working closely with him to ensure a smooth and successful transition.”

Mr. Boynton has served as RYAM’s President and CEO, and as a director on its Board since the Company was spun off from Rayonier Inc. in 2014. Prior to the spin, Mr. Boynton served as the Chairman, President and CEO of Rayonier Inc. beginning in 2010, having originally joined Rayonier Inc. in 1999. Driven by a customer-centric mindset, Mr. Boynton has navigated the Company through several significant milestones, including cost transformation, financial recapitalization, and debt reduction.  He led the acquisition and integration of Tembec Inc., and the subsequent portfolio optimization including the recent sale of the lumber and newsprint businesses.

Mr. Consiglio, 57, has extensive global industrial and product experience and a proven track record of achieving commercial and operational excellence over a 30-year career. He most recently served as an advisor to multiple private equity firms on deals within the chemicals industry. Prior to that, Mr. Consiglio was with Ashland Global Holdings Inc. (Ashland), a global specialty materials company, where he served as Senior Vice President and Chief Commercial Officer from 2018 to 2020, and prior to that, as Group Vice President, Consumer Specialties of Ashland from 2016 to 2018. Prior to joining Ashland, Mr. Consiglio served as Vice President, Transportation Markets, at Carpenter Technology (Carpenter), a specialty steel manufacturer, from 2015 to 2016, and as Global Director of Bar - Specialty Alloy Operations of Carpenter from 2013 to 2015. Prior to his tenure with Carpenter, Mr. Consiglio held positions of increasing responsibility at various specialty materials companies including Doughty Hanson, Danaher, and Rohm and Haas. He earned his bachelor’s degree in Physiology/Chemistry from Michigan State University and his master’s degree in business administration from the University of Chicago Booth School of Business. Mr. Consiglio has served on the board of directors of the Delaware STEM Council since 2018.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paperboard and high-yield pulp markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials generated approximately $1.3 billion of revenues during 2020 and currently employs approximately 2,500 people.  More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ or future or expected events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

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